Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International, Inc. Announces
Appointment of Chief Executive Officer
COPPELL, TEXAS, June 20, 2008 — Craftmade International, Inc. (Nasdaq: CRFT) today announced that its Board of Directors has appointed J. Marcus Scrudder, age 40, to serve as the company’s Chief Executive Officer, effective July 1, 2008. Mr. Scrudder will maintain his roles as Chief Financial Officer and Corporate Secretary of the company until such time as the Board of Directors names replacements for those positions.
Mr. Scrudder will replace James R. Ridings, who previously informed the Board of Directors that he will retire as the company’s Chief Executive Officer, effective June 30, 2008. The Board of Directors has requested Mr. Ridings to continue in his role as Chairman of the Board.
Mr. Ridings stated, “Marcus has been a tremendous asset to Craftmade in his role as Chief Financial Officer. In particular, he recently served as a key leader during our exploration of strategic alternatives and during the acquisition of the assets of Woodard, LLC. I am confident that his business experience as well as his financial expertise will serve the company well as it transitions to its next stage of development.”
Mr. Scrudder was appointed Chief Financial Officer of Craftmade effective October 3, 2005. Prior to joining Craftmade, Mr. Scrudder served as an Operations Manager at privately-owned Crown Equipment Corporation after it purchased the assets of Shannon Corporation in 2004, where Mr. Scrudder had served as Chief Financial Officer and Senior Vice-President since 1998. Crown Equipment Corporation is a leading brand of electric lift trucks in North America. Mr. Scrudder attended the Executive Program at Southern Methodist University where he received a Masters of Business Administration.
Mr. Scrudder stated, “I am optimistic about the opportunities that Craftmade has to increase its presence and effectiveness in this challenging market and am proud to accept this position to build on our recent accomplishments and lead the company to the next level.”

Press Release
Craftmade International, Inc.
June 20, 2008

In addition to being Chairman of the Board, Mr. Ridings will serve as a senior executive advisor to the Board of Directors and to the Chief Executive Officer for one year, beginning on July 1, 2008.
About Craftmade International
Founded in 1985, Craftmade International, Inc. is engaged in the design, manufacturing, distribution and marketing of a broad range of home décor products, including proprietary ceiling fans, lighting products and outdoor furniture. The company distributes its premium products through a network of independent showrooms and mass retail customers through its headquarters and distribution facility in Coppell, Texas and manufacturing plant in Owosso, Michigan. More information about Craftmade International, Inc. can be found at www.craftmade.com.
###